Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dialogic Inc.:

We consent to the use of our report dated April 16, 2012 with respect to the consolidated balance sheets of Dialogic Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and redeemable equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

May 25, 2012